Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

RealNetworks, Inc.

Seattle, Washington

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated March 15, 2021, relating to the consolidated financial statements of RealNetworks, Inc. appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020. We have also audited the adjustments to the 2019 financial statements to retrospectively apply the accounting for discontinued operations.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

Seattle, Washington

March 29, 2021